August 2, 2007

Dear Shareholders:

As many of you have seen in our press release, the second quarter produced our first loss since mid-1990. We knew that with the extensive structural and personnel changes that had to be made at Federal Trust Bank, earnings for the second quarter would be negatively impacted and there would be lag time before we would see the positive effects of the restructuring. The aspect that we could not fully account for was the depth of the softening real estate market, which has resulted in an abnormal increase in non-performing assets. The increase in non-performing assets triggered the need to increase our loan loss reserve, which I address below. The combined effect resulted in a $3.6 million loss, compared to net earnings of $897,000 for the second quarter of 2006. On a per share basis, the second quarter loss was $.38 per basic and fully diluted share, compared to earnings of $.10 per basic and fully diluted share for the second quarter of 2006.

At June 30, 2007, Federal Trust’s total assets were $721.1 million, a decrease of $21.6 million, or 3% from June 30, 2006. The decrease was the result of our intentionally shrinking the total deposits of Federal Trust Bank, so that we could concentrate on improving our net interest margin and be in a better position to deploy our funds. Shareholders’ equity at the end of the second quarter of 2007 was $49.9 million, down 6% from the $53.1 million at the end of the second quarter of 2006. The book value per share was $5.37 at June 30, 2007, compared to $5.69 at the end of June, 2006.

At June 30, 2007, non-performing assets totaled $33.9 million compared to $18.8 million at March 30, 2007. The increase during the second quarter of 2007 was primarily attributable to an increase of non-performing commercial loans involving residential properties located in Florida. Most of the loans were for construction of pre-sold residences where the ultimate buyer has defaulted on their home purchase contract. In some cases, construction had not commenced and the builder was left with unsold lots. In other cases the home was completed and the contractor was unable to make the interest payments. Additionally, a $4.5 million hotel loan in Volusia County, is included in the new amount of non-performing assets. Currently the hotel is under contract to sell and we anticipate a full recovery of interest and principal on the loan.

This year the federal banking regulators changed the methodology for loan loss reserve allocations to now be in line with the Securities and Exchange Commission guidelines. In light of the current real estate market conditions and the new loan loss reserve allocation requirements, we have increased our loan loss provision by $5.1 million, bringing our allowance for loan loss to $10.6 million. We are aggressively working to resolve our non-performing assets.

Since the replacement of several senior lending executives at the end of last year and the beginning of this year, the management team at Federal Trust Bank has been substantially restructured. The management team and I have successfully worked in difficult real estate cycles before, and know what needs to be done. As part of our internal risk management, we examined the loan portfolio to determine if there were any unidentified weaknesses, especially in the commercial real estate loan portfolio. We have enhanced our underwriting and collection policies and procedures to reflect current market conditions. For instance, we have shortened our collection cycle to identify loans 10 days past due, with personal contact within 15 days of a commercial real estate loan becoming delinquent and a demand letter being sent when a loan becomes 30 days delinquent. To minimize further asset quality issues, we are taking a proactive versus reactive approach to monitoring our commercial real estate loan portfolio. Automated reports are now prepared to provide portfolio stratifications for collateral and concentrations. In addition, we have contracted with a different outside credit review firm whose engagement provides for a broader scope of review to avoid any potential oversights.

The question that some of you might ask is, what is Federal Trust’s capital position as a result of the loss and the increase in the loan loss provision? The Company remains “well capitalized” under federal banking regulations. The Board of Directors, nevertheless, believes that it is prudent to suspend the dividend payments until earnings have been improved and non-performing assets have been reduced.

Unfortunately, the second quarter results do not reflect the hard work that has been done since the beginning of this year to transition the Company’s dependence on brokered deposits and loan purchases to relationship-driven core deposits and in-house loan production. We have completed an internal evaluation at all levels of our operations in order to identify ways to increase efficiencies and earnings. Areas that we have focused on include:

➢
Fee income - We have reviewed and updated all account related fees to more closely mirror those being charged in our markets. Insufficient funds and overdraft procedures have been strengthened to achieve a higher level of collections;

➢
Training - Extensive training of our employees has been completed with sales activity goals for all sales team members being clearly defined and production and growth goals set for each lender and branch manager. Sales meetings are held weekly. Results tracking is now in place so that we can monitor daily deposit account activity, weekly branch and loan officer calling activities, and monthly loan generation totals. Business line partners have been established to coordinate a joint calling system;

➢	Staffing and Products- New hires in key areas have been added, and new products have been developed to enable us to be more competitive and meet the needs of our defined target market; and

➢	Marketing - Final touches on our new marketing program are being made, which we expect to roll out in the next 30 days.

Lately, the investment community has not been favorably disposed to bank stocks, especially in Florida, due in part to investor fears about the uncertain real estate market our stock has been impacted significantly. It goes without saying that none of us are satisfied with our stock’s performance and as shareholders, we understand your concerns. We also recognize that it will take time for the Florida real estate market to correct itself, but we believe we will be successful because of our ability to implement our strategic plan through the commitment of our management and employees, and the inherent strength of the Central Florida market. It has been said that, “the importance is not where you are, but knowing where you are heading,” and we want to assure you that we are heading in the right direction.

Thank you for your support.

Sincerely,

James V. Suskiewich
Chairman of the Board